Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the Registration Statement on Form S-1/A (Post-Effective Amendment No. 2) (File No. 333-151828) of NDB Energy, Inc. (formerly International Energy, Inc.) and Subsidiaries of our report dated June 6, 2011, except for the effects of the reverse stock split, as to which the date is August 18, 2011, on our audits of the consolidated balance sheets of International Energy, Inc. and Subsidiaries ("the Company") (a development stage company) as of March 31, 2011 and 2010, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years ended March 31, 2011 and 2010, and for the period from November 6, 1998 (date of inception) to March 31, 2011, and to the reference to us under the heading "Experts" in the Registration Statement.

Our report, dated June 6, 2011, except for the effects of the reverse stock split, as to which the date is August 18, 2011, contains an explanatory paragraph that states that the consolidated financial statements have been prepared assuming the Company will continue as a going concern.  The Company has not generated any revenues since inception, has a substantial accumulated deficit, and does not have positive cash flows from operating activities.  These conditions raise substantial doubt about the Company's ability to continue as a going concern.

/S/ PETERSON SULLIVAN LLP

Seattle, Washington
August 18, 2011